Changes of Independent Registered Public Accounting Firm

On June 8, 2020, the Fund dismissed PricewaterhouseCoopers LLP (“PwC”) as the Fund’s independent registered public accounting firm, effective on such date. The decision to dismiss PwC was approved by the audit committee and by the full Board. On June 18, 2020, the Fund approved the appointment of Cohen & Company, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm. Cohen was engaged by the Fund on June 25, 2020.

During the Fund’s year ended September 30, 2019 and the subsequent interim period through June 8, 2020, during which PwC served as the Fund’s independent registered public accounting firm, there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K). PwC was not the auditor of the Fund for the year ended September 30, 2017.

The Fund provided PwC with a copy of the disclosures proposed to be made in this N-CSR and requested that PwC furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund in response to Item 304(a) of Regulation S-K, and, if not, stating the respects in which it does not agree. The PwC letter is attached hereto as an exhibit.

During the year ended September 30, 2019 and the subsequent interim period through June 8, 2020, neither Management, the Fund nor anyone on its behalf, consulted Cohen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Fund and no written report or oral advice was provided to the Fund by Cohen or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).